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                                                                   EXHIBIT 99.1

                                 Contact:    Michael Dale, President/CEO
                                             Jack Judd, Chief Financial Officer
                                             Manny Villafana, Chairman
                                             763/553-7736
                                             763/553-0052 Fax

                                             EVC Group, Inc.
                                             Doug Sherk
                                             415/652-9100
                                             Anne Bugge
                                             206/926-5220

FOR IMMEDIATE RELEASE


              ATS MEDICAL REPORTS 69% FIRST QUARTER REVENUE GROWTH

   o U.S. HEART CENTER CUSTOMERS GROW TO MORE THAN 200; OVERALL ASP INCREASES

               o CONFERENCE CALL SCHEDULED FOR TODAY AT 11 AM EDT


MINNEAPOLIS, April 29, 2004 -- ATS Medical, Inc. (NASDAQ: ATSI) a leader in mechanical heart valve technology and related cardiac surgical accessories, today reported that revenue for the first quarter of 2004 increased 69 percent to a record $6.7 million, as compared with sales of $4.0 million for the first quarter of 2003. When compared to the fourth quarter of 2003, revenue increased 19 percent.

Net loss for the first quarter of 2004 was $3.3 million compared with $1.5 million for the first quarter of 2003. Net cash used in operations was $0.5 million through the first quarter of 2004 compared to $0.3 million in 2003. Cash and investments were $8.0 million at March 31, 2004.

Michael D. Dale, President and CEO of ATS Medical commented, "The first quarter of 2004 represents our seventh consecutive quarter of sales growth and reflects the successful execution of our sales strategy. Our newly recruited sales organization was largely in place by September 30 of last year. As the team gains experience and becomes more proficient in communicating the superior characteristics of the ATS Open Pivot(R) Valve, we expect to continue building sales momentum and market share. Our first quarter growth rate of 69% exceeded our growth rate for the previous quarter of 50%. Sales in the United States grew to $2.4 million during the quarter, an increase of 180 percent over the first quarter of 2003, as the number of heart centers purchasing the Open Pivot surpassed 200. International sales grew to $4.3 million, an increase of 38 percent over the first quarter of 2003."

"Importantly," Mr. Dale continued, "we achieved our strong sales performance while actually slightly increasing our overall average selling price for the Open Pivot. We also leveraged our operating platform during the first quarter as operating costs in the quarter were $5.2 million, in line with our expectations." "Additionally, we have also taken a significant first step toward expanding our presence in the cardiac surgery market by offering complementary products and technology," Dale said. "Through our recently announced agreement with ErySave AB of Sweden, we have acquired exclusive worldwide rights to a patented, advanced blood filtration technology that uses ultrasound to remove potentially dangerous particles of fat (lipid microemboli) that are released during open heart procedures. Current methods of filtering do not effectively remove these particles. This product could be used in all patients requiring a cardiac surgery procedure, such as heart valve replacement or

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repair and coronary artery bypass. Our plans call for us to work with ErySave to complete development and introduce this product to the market in the last half of 2005."

"Looking ahead to the remainder of 2004, our strong first quarter performance is enabling us to increase our revenue growth outlook. We feel confident that ATS will be able to grow 2004 total revenue by at least 35% versus 2003. We expect gross margins to fluctuate depending on our customer mix. Cash balances are adequate to fund current operations throughout the year," concluded Mr. Dale

CONFERENCE CALL TODAY
ATS management will host a conference call and webcast today at 11:00 a.m. EDT to discuss its first quarter financial results, outlook for 2004 and current corporate developments. The dial in number for the conference call is 800-257-7063 for domestic participants and 303-262-2211 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 9:00 p.m. EDT on Thursday, May 6, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 575771#. A live webcast of the call can be accessed at www.atsmedical.com by clicking on the Investors icon. The webcast will also be archived on the company's website.

ABOUT ATS MEDICAL
ATS Medical, Inc., headquartered in Minneapolis, is a leading medical device company specializing in mechanical heart valves, aortic graft prostheses and related cardiovascular surgery accessories. ATS is a global company with product sales in more than 40 countries. The ATS Open Pivot(R) Valve has been implanted in over 80,000 patients and utilizes a unique pivot design that results in better performance and a lower risk profile. The Company's website is www.atsmedical.com.

SAFE HARBOR
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission to its Form 10-K for the year ended December 31, 2003.

                               (tables to follow)

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                                ATS MEDICAL, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)


                                                  Three months ended March 31,
                                                  ----------------------------
                                                       2004           2003
                                                    --------       --------
Net sales                                           $  6,694       $  3,965
Cost of goods sold                                     4,766          2,748
                                                    --------       --------
Gross profit                                           1,928          1,217

Operating expenses:
      Sales and marketing                              3,666          1,154
      Research and development                           187            386
      General and administrative                       1,381            987
                                                    --------       --------
       Total operating expenses                        5,234          2,527
                                                    --------       --------
Operating loss                                        (3,306)        (1,310)
                                                    --------       --------

Interest (expense) income                                  1           (229)
                                                    --------       --------

Net loss                                            ($ 3,305)      ($ 1,539)
                                                    ========       ========

Net  loss per share:
Basic and diluted                                   ($  0.12)      ($  0.07)

Weighted average number of shares outstanding:
Basic and diluted                                     26,802         22,318


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                                ATS MEDICAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                              March 31,    December 31,
                                                2004          2003
                                              -------      -----------
CURRENT ASSETS
Cash and short-term investments               $ 7,986        $ 8,475
Accounts receivable                             5,859          4,939
Inventories                                    20,689         20,377
Prepaid expenses                                  717            508
                                              -------        -------
Total current assets                           35,251         34,299

Property and equipment, net                     5,738          5,895
Other inventories                              13,000         17,000
Technology license                             18,500         18,500
Other assets                                      435            440
                                              -------        -------
TOTAL ASSETS                                  $72,924        $76,134
                                              =======        =======


CURRENT LIABILITIES
Accounts payable                              $ 1,122        $   989
Accrued payroll                                 1,031          1,334
Other accrued liabilities                       1,141          1,008
                                              -------        -------
Total current liabilities                       3,294          3,331

Shareholders' equity                           69,630         72,803
                                              -------        -------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY      $72,924        $76,134
                                              =======        =======


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                                ATS MEDICAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
                                 (in thousands)

                                                             Three months
                                                            ended March 31,
                                                        ----------------------
                                                           2004         2003
                                                         -------       -------
OPERATING ACTIVITIES
Net loss                                                 ($3,305)      ($1,539)
Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                             265           184
    Compensation expense on stock options                     25             1
    Imputed interest long-term debt                            0           160
    Changes in operating assets and liabilities            2,527           874
                                                         -------       -------
Net cash used in operating activities                       (488)         (320)

INVESTING ACTIVITIES
Purchase of short-term investments, net of sales             250          (505)
Net purchases of furniture, machinery and equipment         (108)         (130)
                                                         -------       -------
Net cash provided by (used in) investing activities          142          (635)

FINANCING ACTIVITIES
Net proceeds from sale of common stock                       118             8
                                                         -------       -------
Net cash provided by financing activities                    118             8

Effect of exchange rate changes on cash                      (11)            1
                                                         -------       -------

Decrease in cash and
    cash equivalents                                     ($  239)      ($  946)
                                                         =======       =======